                                                     (Exhibit 11)

                      AMERICOLD CORPORATION

               STATEMENT REGARDING COMPUTATION OF
                       PER SHARE EARNINGS
              (In thousands, except per share data)


                                       Year ended last day of February
                                      1994     1993     1992
                                  ------------------------------
  Net loss                        $(77,121)$ (8,150)$ (5,493)

  Less:  total accrued preferred dividend

    (4,967 shares x 11.5% x 8/12 yr)(381)    -         -

    (4,386 shares x 13.25% x 4/12 yr)(194)   -         -

    (3,839 shares x 14.25% x 8/12 yr)-       -       (365)

    (2,916 shares x 15% x 4/12 yr)  -        -       (146)

    (4,386 shares x 13.25% x 8/12 yr) -     (387)      -

    (3,839 shares x 14.25% x 4/12 yr)-      (183)       -
                                  -----------------------------

  Net loss for per share calculation$(77,696)$ (8,720)$ (6,004)
                                  ============================

  Weighted average number of shares
    outstanding                  4,855     4,839    4,847
                                  ============================

  Net loss per share              $ (16.00)$  (1.80)$   (1.24)
                                  ============================





                              -89-